EXHIBIT 99.1

July 25, 2019 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2019, of $3,079,000, an increase of 3.5 percent from the $2,976,000 earned for the second quarter of 2018.   Earnings per share for the second quarter of 2019 were $.65 compared to $.63 for the prior year second quarter.  For the six months ended June 30, 2019, net income totaled $4,272,000, a decrease of $2,070,000 from the same period the prior year.  Earnings per share were $.90 for the first six months of 2019 versus $1.34 for the first six months of 2018.  Return on average assets and return on average equity were .83 percent and 7.20 percent, respectively, for the first half of 2019, compared to 1.16 percent and 11.53 percent, respectively, for the same period in the prior year.

Ohio Valley Banc Corp. CEO Tom Wiseman said, “While earnings increased over the prior quarter demonstrating a positive trend for your company, in the interest of true and complete transparency, we will discuss here the event that resulted in the decrease when comparing the first half of 2019 to the first half of 2018 and the shift in expense control that kept this impact to a minimum.  We work to continue our community first mission and the positive impact it has had on the rural areas we serve and call home.  Expense control, maximizing efficiencies, seizing opportunities to acquire other banks, and growing existing product and service lines will be key strategies as we end 2019 and plan for 2020.”

For the second quarter of 2019, net interest income increased $13,000, and for the six months ended June 30, 2019, net interest income decreased $110,000 from the same respective periods last year.  Impacting net interest income was the decrease in average earning assets due to not processing tax refunds in 2019.  As previously disclosed, a third-party tax refund product provider elected to terminate the Bank’s processing contract early.  During the first half of 2018, the processing of tax refunds provided $101 million in average deposits that were invested in the Federal Reserve.  This activity generated approximately $234,000 in interest revenue during the second quarter of 2018 and $803,000 in interest revenue during the first half of 2018 that was not replicated in 2019.  Absent the loss of interest revenue associated with processing tax refunds, net interest income benefitted from the growth in interest income on loans and securities exceeding the growth in interest expense on deposits and borrowed funds.  For the six months ended June 30, 2019, interest and fees on loans and securities increased $1,306,000 from the same period last year.  This increase was due to a combination of average loan growth and the benefit of rising interest rates throughout 2018.  For the same time period, interest expense on deposits and borrowed funds increased $1,004,000, primarily due to certificates of deposit repricing at higher market rates.  For the six months ended June 30, 2019, the net interest margin was 4.66 percent, compared to 4.37 percent for the same period the prior year.  The increase in net interest margin was primarily related to the higher balances maintained at the Federal Reserve during the first half of 2018, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended June 30, 2019, the provision for loan losses decreased $783,000, and for the six months ended June 30, 2019, the provision for loan losses increased $838,000, from the same respective periods in 2018.  For the three months ended June 30, 2019, the negative provision for loan loss expense of $806,000 was primarily related to net recoveries of loans previously charged off totaling $194,000, a $227,000 reduction in specific allocations on collateral dependent impaired loans, and the improvement in certain economic risk factors contributing to lower general reserves.  For the six months ended June 30, 2019, the provision for loan losses incurred of $1,571,000 was primarily related to net loan charge-offs of $898,000 and higher general reserves in relation to certain economic risk factors.  The ratio of nonperforming loans to total loans was 1.36 percent at June 30, 2019 compared to 1.25 percent at December 31, 2018 and 1.45 percent at June 30, 2018.  The allowance for loan losses was .95 percent of total loans at June 30, 2019, compared to .87 percent at December 31, 2018 and .98 percent at June 30, 2018.

For the three months ended June 30, 2019, noninterest income totaled $2,003,000, a decrease of $535,000 from the same period last year.  Noninterest income totaled $3,849,000 for the six months ended June 30, 2019, a decrease of $1,765,000 from the same period last year.  The decrease in noninterest income was primarily related to tax processing fees.  In relation to the third-party tax refund provider terminating the contract as previously discussed, the Company experienced a decline in tax processing fees, which is a per item fee for each tax refund processed.  As a result of not performing such service in 2019, tax processing fees decreased $1,528,000 from the first half of 2018.  In addition, for the first half of 2019, gain on sale of other real estate owned decreased $143,000, which was partially offset by interchange income earned from debit and credit transactions, which increased $93,000, respectively, from the same period last year.

For the three months ended June 30, 2019, noninterest expense totaled $9,791,000, an increase of $117,000 from the same period last year.  For the six months ended June 30, 2019, noninterest expense totaled $19,359,000, a decrease of $123,000 from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $14,000 as compared to the second quarter of 2018 and decreased $180,000 as compared to the first half of 2018.  The decrease was primarily related to the expense savings associated with a lower number of employees more than offsetting the expense increase associated with annual merit increases.  Further contributing to lower noninterest expense was data processing and FDIC insurance premiums.  For the six months ended June 30, 3019, data processing expense decreased $332,000 from the same period last year in relation to lower consulting fees.  For the same period, FDIC insurance premiums decreased $145,000 in relation to a lower assessment rate.  Partially offsetting the expense reductions above was an increase in professional fees, which increased $338,000 from the first half of the prior year primarily due to litigation related legal fees.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 18 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
PER SHARE DATA
Earnings per share	$0.65	$0.63	$0.90	$1.34
Dividends per share	$0.21	$0.21	$0.42	$0.42
Book value per share	$25.99	$23.95	$25.99	$23.95
Dividend payout ratio (a)	32.45%	33.31%	46.69%	31.20%
Weighted average shares outstanding	4,763,858	4,724,124	4,756,209	4,717,901

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$179	$173
Dividends reinvested under
dividend reinvestment plan (c)	$370	$381	$721	$753

PERFORMANCE RATIOS
Return on average equity	10.22%	10.68%	7.20%	11.53%
Return on average assets	1.19%	1.13%	0.83%	1.16%
Net interest margin (d)	4.43%	4.35%	4.66%	4.37%
Efficiency ratio (e)	76.72%	72.77%	74.17%	69.62%
Average earning assets (in 000's)	$973,524	$990,775	$963,485	$1,032,690

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$11,302	$10,767	$23,214	$22,016
Interest and dividends on securities	856	800	1,683	1,575
Interest on interest-bearing deposits with banks	325	371	644	1,056
Total interest income	12,483	11,938	25,541	24,647
Interest expense:
Deposits	1,512	961	2,854	1,853
Borrowings	318	337	647	644
Total interest expense	1,830	1,298	3,501	2,497
Net interest income	10,653	10,640	22,040	22,150
Provision for loan losses	(806)	(23)	1,571	733
Noninterest income:
Service charges on deposit accounts	517	515	1,020	1,017
Trust fees	72	68	136	128
Income from bank owned life insurance and
annuity assets	177	173	355	349
Mortgage banking income	78	68	147	132
Electronic refund check / deposit fees	5	305	5	1,533
Debit / credit card interchange income	972	932	1,886	1,793
Gain on other real estate owned	14	170	14	157
Other	168	307	286	505
Total noninterest income	2,003	2,538	3,849	5,614
Noninterest expense:
Salaries and employee benefits	5,527	5,541	11,063	11,243
Occupancy	438	426	891	867
Furniture and equipment	270	258	533	512
Professional fees	689	515	1,361	1,023
Marketing expense	270	262	540	524
FDIC insurance	110	115	113	258
Data processing	554	707	1,089	1,421
Software	427	366	838	762
Foreclosed assets	19	55	125	110
Amortization of intangibles	31	36	62	72
Other	1,456	1,393	2,744	2,690
Total noninterest expense	9,791	9,674	19,359	19,482
Income before income taxes	3,671	3,527	4,959	7,549
Income taxes	592	551	687	1,207
NET INCOME	$3,079	$2,976	$4,272	$6,342

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31
	2019	2018
ASSETS
Cash and noninterest-bearing deposits with banks	$11,176	$13,806
Interest-bearing deposits with banks	59,070	57,374
Total cash and cash equivalents	70,246	71,180
Certificates of deposit in financial institutions	2,115	2,065
Securities available for sale	107,053	102,164
Securities held to maturity (estimated fair value: 2019 - $13,983; 2018 - $16,234)	13,576	15,816
Restricted investments in bank stocks	7,506	7,506
Total loans	776,126	777,052
Less: Allowance for loan losses	(7,401)	(6,728)
Net loans	768,725	770,324
Premises and equipment, net	17,214	14,855
Premises and equipment held for sale, net	471	----
Other real estate owned	203	430
Accrued interest receivable	2,720	2,638
Goodwill	7,371	7,371
Other intangible assets, net	318	379
Bank owned life insurance and annuity assets	29,748	29,392
Operating lease right-of-use asset, net	1,190	----
Other assets	6,519	6,373
Total assets	$1,034,975	$1,030,493

LIABILITIES
Noninterest-bearing deposits	$225,898	$237,821
Noninterest-bearing deposits held for sale	7,598	----
Interest-bearing deposits	595,371	608,883
Interest-bearing deposits held for sale	18,629	----
Total deposits	847,496	846,704
Other borrowed funds	36,681	39,713
Subordinated debentures	8,500	8,500
Operating lease liability	1,190	----
Accrued liabilities	17,188	17,702
Total liabilities	911,055	912,619

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2019 - 5,427,497 shares issued; 2018 - 5,400,065 shares issued)	5,427	5,400
Additional paid-in capital	50,492	49,477
Retained earnings	83,121	80,844
Accumulated other comprehensive loss	592	(2,135)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	123,920	117,874
Total liabilities and shareholders' equity	$1,034,975	$1,030,493